EXHIBIT 99.1

Rekor Systems Inc. Reports Third Quarter 2022 Financial Results

Highlights:

•         Revenue increased 184% to $7.4 million for the three months ended September 30, 2022, compared to $2.6 million for the three months ended September 30, 2021

•         Revenue increased 38% to $15.4 million for the nine months ended September 30, 2022, compared to $11.1 million for the nine months ended September 30, 2021

•         Recurring revenue increased to 65% and 56% of total revenue for the three and nine months ended September 30, 2022, respectively, as compared to 47% and 28% for the three and nine months ended September 30, 2021

COLUMBIA, MD –  November 14, 2022, Rekor Systems, Inc. (NASDAQ: REKR) ("Rekor" or the "Company"), a global AI technology company with a mission to provide insights that build safer, smarter, and more efficient cities around the world through intelligent infrastructure, announced its unaudited financial results for the three and nine months ended September 30, 2022.

Management Commentary

"We continue to demonstrate noteworthy growth in recurring revenue under our new sales model for the three and nine months ended September 30, 2022, compared to the same periods in 2021, as well as continued quarter-over-quarter growth since September 30, 2021," said Eyal Hen, Chief Financial Officer, Rekor. "In 2022, we have been focused on sales initiatives that create continuing interactions. This has resulted in an outsized increase in recurring revenues."

Hen added, "After completing the acquisition of STS on June 17, 2022, we have already begun to see the benefit of the acquisition through increased revenue growth and an expanded footprint; during the three and nine-month periods ended September 30, 2022. Additionally, this acquisition has been partly responsible for the increase in our performance obligations as of September 30, 2022, to $28.6 million compared to $22.6 million as of December 31, 2021. In the third quarter, the Company also realized a reduction in SG&A expenses due to our strategic realignment. "

Notable Second Quarter Wins and Achievements

•         The Company was selected by the Florida Department of Transportation ("FDOT") Office of Transportation Data and Analytics to provide hardware, software, and data collection services for the State's Non-Motorized Count Station Installation and Maintenance Services over a five-year term.

•         The Company was selected to launch a multi-year program with the Texas Department of Transportation ("TxDOT") to deploy its traffic management technology to improve incident response time and overall roadway safety. The contract calls for the implementation of Rekor's cloud-based roadway intelligence platform at the TxDOT Combined Transportation, Emergency, and Communications Center facilities.

•         The Company was awarded a multi-year contract to digitize parking permitting for Augusta University Health System in Augusta, Georgia.

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•         The Company launched the Rekor Partner Network ("RPN"). Rekor Partner Network is designed to aggregate, transform, and deliver actionable insights and analytics as a service from a global ecosystem of connected vehicles, navigation, work zone, weather, roadway sensor, and special event data companies.

•         The Company achieved the Amazon Web Services ("AWS") Smart City Competency in the Software: Smart Urban Transportation category. This designation recognizes Rekor as an AWS Partner that helps customers and the partner community build and deploy innovative Smart City solutions.

"We are proud of our solid operational results, which exceeded our expectations and generated a significant increase in recurring revenue and performance obligations. We believe our strong and consistent operational execution reflects the resilience of a development stage AI company that has been built deliberately to ensure we can take advantage of the national and worldwide attention that is now laser-focused on digitizing roadways," said Robert A. Berman, CEO, and Chair, Rekor.

Third Quarter 2022 Financial Results

Revenues

Revenue for the three months ended September 30, 2022, increased $4,810,000 or 184% to $7,425,000, compared to $2,615,000 for the three months ended September 30, 2021. For the nine months ended September 30, 2022, revenue increased $4,266,000 or 38% to $15,371,000, compared to $11,105,000 for the comparable period in 2021. The increase in revenue for the three and nine months ended September 30, 2022, compared to the three and nine months ended September 30, 2021, was primarily attributable to the synergies with our STS acquisitions and our land and expand strategy, which involves increasing the services and solutions we provide to existing customers and also facilitating cooperation between our existing customers and new customers as part of a broader information network.

During the three and nine months ended September 30, 2022, revenue attributable to our acquisition of STS was $3,503,000 and $3,990,000, respectively.

Recurring revenue increased 292% and 174% to $4,839,000 and $8,616,000 for the three and nine months ended September 30, 2022, respectively, as compared to $1,233,000 and $3,142,000 for the three and nine months ended September 30, 2021, respectively

Adjusted Gross Margin

Adjusted Gross Margin for the three and nine months ended September 30, 2022, and 2021 decreased to 44.5% from 46.4% and 42.9% from 57.6%, respectively. As part of a sales strategy to quickly expand our market reach, we have recently offered certain customers short-term pilot programs, which range from three to nine months. Our pilot programs generally have lower margins due to additional upfront costs we incur to establish the program, which will not be incurred again if the pilot program is converted into a long-term program. In addition, the Company experienced lower margins on certain hardware sales during these quarters.

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Operating Expenses

Operating expenses, excluding the goodwill impairment described below, for the three months ended September 30, 2022, increased to $16,110,000, compared to $10,868,000 for the three months ended September 30, 2021. For the nine months ending September 30, 2022, and 2021, the Company had operating expenses, excluding the goodwill impairment, of $47,549,000 and $26,048,000, respectively. During the three and nine months that ended September 30, 2022, the Company continued to increase administrative and sales force headcount to support growth initiatives and saw an increase in professional fees mainly associated with merger and acquisition activities, and the full three months of STS operating expenses

The Company also increased its research and development expenses in the three and nine months that ended September 30, 2022, primarily due to the development of new products and additional software capabilities. The increase in research and development expenses is mainly attributable to an increase in headcount and hours associated with research and development activities. Furthermore, marketing expenses increased due to a ramp-up in marketing efforts to promote the Company's products and services, including digital marketing and other actions.

During the third quarter of 2022, we experienced a significant decline in our market capitalization, which we deemed a triggering event related to goodwill. As a result, we performed an interim impairment assessment as of September 30, 2022, and determined that we had an impairment related to goodwill in the amount of $34,835,000.

Loss per Share

Loss per share for the three months ended September 30, 2022, was $(0.90), compared to $(0.23) for the three months ended September 30, 2021. For the nine months ending September 30, 2022, and 2021, the loss per share was $(1.58) and $(0.52), respectively. Net loss per share increased due to the increased net loss from continuing operations.

Total Value of Contracts Won

The total contract value of contracts won in the period provides visibility into the Company's future operating results, and cash flows from operations. Certain assumptions are embedded in an agreement's total contract value, such as the success rate of renewal periods, cancellations, and usage estimates. For the nine months ended September 30, 2022, we won contracts valued at $8,297,000, compared to $7,294,000 of contracts won for the nine months ended September 30, 2021. This represents a $1,003,000 or 14% increase, period over period. The increase in total contract value is partially related to our strategy of entering into pilot programs that require low initial commitments by our customers in the short term in the expectation that they will develop into more extensive commitments over time. This helps grow our pipeline and demand for our products. As pilot programs convert into longer-term and larger-scale contracts, we expect to see our KPIs improve.

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Performance Obligations

On September 30, 2022, the Company had approximately $28,606,000 in remaining performance obligations not yet satisfied or partially satisfied. This is an increase of approximately 27% sequentially, up from $22,587,000 of remaining performance obligations as of December 31, 2021. The Company expects to recognize approximately 58% of this amount as revenue over the succeeding twelve months. The remainder is expected to be recognized over the next two to four years. The increase in performance obligations includes the value of performance obligations related to the acquisition of STS.

EBITDA and Adjusted EBITDA

	Three Months ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss from continuing operations	$(48,085)	$(9,613)	$(76,288)	$(19,777)
Income taxes	(954)	3	(954)	10
Interest	21	21	46	72
Depreciation and amortization	1,926	930	4,846	2,169
EBITDA	$(47,092)	$(8,659)	$(72,350)	$(17,526)

Share-based compensation	1,628	694	5,413	2,600
Loss due to change in value of equity investments	-	-	-	150
Goodwill impairment	34,835	-	34,835	-
Legal settlement	1,385		1,433
One time consulting fees	-	1,249	1,024	2,025
Adjusted EBITDA	$(9,244)	$(6,716)	$(29,645)	$(12,751)

The following table reconciles the loss per share to the Adjusted Loss per share with Adjusted EBIDTA for the periods included:

	Three Months ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Basic and diluted loss per share from continuing operations	$(0.90)	$(0.23)	$(1.58)	$(0.52)
Income Taxes	(0.02)	-	(0.02)	-
Interest	-	-	-	-
Depreciation and amortization	0.04	0.01	0.10	0.06
Share-based compensation	0.03	0.02	0.11	0.07
Loss due to change in value of equity investments	-	-	-	-
Goodwill impairment	0.65	-	0.72	-
Legal settlement	0.03	-	0.03	-
One time consulting fees	-	0.03	0.02	0.05
Adjusted EPS	$(0.17)	$(0.17)	$(0.62)	$(0.34)

Adjusted loss per share, which is a non-GAAP financial measure, is defined as earnings per share adjusted for the financial metrics to calculate Adjustment EBITDA. Management uses Adjusted loss per share to assess total Company operating performance on a consistent basis. We believe that this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of our business operating results, including underlying trends.

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About Rekor Systems, Inc.

Rekor Systems, Inc. (NASDAQ: REKR) is a trusted global authority on intelligent infrastructure providing innovative solutions that drive the world to be safer, smarter, and more efficient. As a provider of comprehensive, continuous, and real-time roadway intelligence, Rekor leverages AI, machine learning, and holistic data to support the intelligent infrastructure that is essential for smart mobility. With its disruptive technology, the Company delivers integrated solutions, actionable insights, and predictions that increase roadway safety. To learn more, please visit our website: https://rekor.ai, and follow Rekor on social media on LinkedIn, Twitter, and Facebook.

Forward-Looking Statements

This press release and its links and attachments contain statements concerning Rekor Systems, Inc. and its future expectations, plans, and prospects that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the impact of Rekor's core suite of AI-powered technology and the size and shape of the global market for ALPR systems. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," by the negative of these terms or by other similar expressions. You are cautioned that such statements are subject to many risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual circumstances, events or results may differ materially from those projected in the forward-looking statements, particularly as a result of various risks and other factors identified in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

Media & Investor Relations Contact: Rekor Systems, Inc.

Charles Degliomini

ir@rekorsystems.com

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REKOR SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$7,869	$25,796
Restricted cash and cash equivalents	888	804
Accounts receivable, net	4,315	1,173
Inventory	3,069	1,194
Note receivable, current portion	340	340
Other current assets, net	1,266	1,374
Current assets of discontinued operations	-	1
Total current assets	17,747	30,682
Long-term assets
Property and equipment, net	16,674	9,929
Right-of-use lease assets, net	9,809	6,163
Goodwill	20,533	53,451
Intangible assets, net	22,451	21,406
Note receivable, long-term	850	1,020
SAFE investment	1,860	1,250
Deposits	3,534	1,978
Total long-term assets	75,711	95,197
Total assets	$93,458	$125,879
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$8,183	$7,087
Notes payable, current portion	1,000	998
Loan payable, current portion	101	37
Lease liability, short-term	1,066	229
Contract liabilities, short-term	3,568	2,437
Other current liabilities	4,883	2,904
Current liabilities of discontinued operations	132	129
Total current liabilities	18,933	13,821
Long-term Liabilities
Notes payable, long-term	2,000	-
Loan payable, long-term	380	37
Lease liability, long-term	14,493	10,061
Contract liabilities, long-term	1,018	835
Deferred tax liability	38	38
Other non-current liabilities	1,298	-
Total long-term liabilities	19,227	10,971
Total liabilities	38,160	24,792
Commitments and contingencies (Note 9)
Stockholders' equity
Common stock, $0.0001 par value; authorized; 100,000,000 shares; issued: 54,330,133, shares as of September 30, 2022 and 44,007,257 as of December 31, 2021; outstanding: 54,288,611 shares as of September 30, 2022 and 43,987,896 as of December 31, 2021	5	4
Treasury stock, 41,522 and 19,361 shares as of September 30, 2022 and December 31, 2021, respectively, at cost	(417)	(319)
Additional paid-in capital	201,495	171,285
Accumulated deficit	(146,171)	(69,883)
Accumulated other comprehensive income	386	-
Total stockholders’ equity	55,298	101,087
Total liabilities and stockholders’ equity	$93,458	$125,879

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REKOR SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$7,425	$2,615	$15,371	$11,105
Cost of revenue, excluding depreciation and amortization	4,119	1,402	8,780	4,705

Operating expenses:
General and administrative expenses	6,841	6,813	22,541	16,094
Selling and marketing expenses	2,432	1,125	6,390	3,044
Research and development expenses	4,911	2,000	13,772	4,741
Goodwill impairment	34,835	-	34,835	-
Depreciation and amortization	1,926	930	4,846	2,169
Total operating expenses	50,945	10,868	82,384	26,048

Loss from operations	(47,639)	(9,655)	(75,793)	(19,648)
Other income (expense):
Interest expense	(21)	(21)	(46)	(72)
Other (expense) income	(1,379)	66	(1,403)	103
Total other income (expense)	(1,400)	45	(1,449)	31
Loss before income taxes and equity method investments	(49,039)	(9,610)	(77,242)	(19,617)
Income tax benefit (provision)	954	(3)	954	(10)
Equity in loss of investee	-	-	-	(150)
Net loss from continuing operations	(48,085)	(9,613)	(76,288)	(19,777)
Net loss from discontinued operations	-	-	-	(4)
Net loss	$(48,085)	$(9,613)	$(76,288)	$(19,781)
Comprehensive loss:
Net loss from continuing operations	(48,085)	(9,613)	(76,288)	(19,777)
Change in unrealized gain on short-term investments	-	3	-	6
Foreign currency translation gain	51	-	386	-
Total comprehensive loss from continuing operations	(48,034)	(9,610)	(75,902)	(19,771)
Total comprehensive loss	$(48,034)	$(9,610)	$(75,902)	$(19,775)
Loss per common share from continuing operations - basic and diluted	(0.90)	(0.23)	(1.58)	(0.52)
Loss per common share discontinued operations - basic and diluted	-	-	-	-
Loss per common share - basic and diluted	$(0.90)	$(0.23)	$(1.58)	$(0.52)

Weighted average shares outstanding
Basic and diluted	53,482,110	41,938,863	48,279,713	38,357,167

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